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                                                           EXHIBIT 11

                          ONEIDA  LTD.
                  AND CONSOLIDATED SUBSIDIARIES
TABULATION OF AVERAGE NUMBER OF COMMON SHARES FOR COMPUTATION OF PRIMARY AND
                FULLY DILUTED EARNINGS PER SHARE

                                       Common Shares
                                       (in thousands)
                             Primary Earnings              Fully Diluted
                                 Per Share               Earnings Per Share
                            Actual     Used in           Actual      Used in
                            Number     Average           Number      Average
Year Ended JANUARY 28, 1995:
Shares outstanding
  beginning                 10,498     10,498            10,498      10,498
Shares issued under:
Stock purchase plan            110                          110
Stock option plan               40                           40
ESOP shares allocated to
  participants                 212        193               212         193
Common share equivalents
  under employee stock
  purchase, stock option
  and dividend reinvestment
  plans                                    93                            93
    TOTAL                   10,902     10,784            10,902      10,784

Year Ended JANUARY 27, 1996:
Shares outstanding
  beginning                 10,902     10,902            10,902      10,902
Shares issued under:
Stock purchase plan             47                           47
Treasury stock - net             3                            3
Stock option plan               81                           81
Purchase of ESOP shares        (34)        15               (34)         15
Common share equivalents
  under employee stock
  purchase, stock option
  and dividend reinvestment
  plans                                   132                           133
    TOTAL                   10,999     11,019            10,999      11,020

Year Ended JANUARY 25, 1997:
Shares outstanding
  beginning                 10,999     10,999            10,999      10,999
Shares issued under:
Stock purchase plan            123                          123
Treasury stock - net           (94)                         (94)
Stock option plan               38         39                38          39
ESOP shares allocated to
  participants                  27                           27
participants ...........
Common share equivalents
  under employee stock
  purchase, stock option
  and dividend reinvestment
  plans                                   100                           100
    TOTAL                   11,093     11,138            11,093      11,138

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                           ONEIDA LTD.
                  AND CONSOLIDATED SUBSIDIARIES
                Calculation of Earnings Per Share


                              (Thousands except per share amounts)
                           January 25, 1997   January 27, 1996  January 28, 1995
Net income                       $16,972         $18,088             $13,493
Less preferred dividends             133             134                 134
Net income for primary and
  fully diluted earnings
  per share                      $16,839         $17,954             $13,359

Average common shares:
    Primary                       11,138          11,019              10,784
    Fully diluted                 11,138          11,020              10,784

Earnings per share:
    Primary                        $1.51           $1.63               $1.24
    Fully diluted                   1.51            1.63                1.24

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